As filed with the Securities and
                         Exchange Commission, August 8, 1997.
                         Securities Act File No. 333-8531
                         Exchange Act File No.  0-18034



         U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                                FORM S-3/A
                       REGISTRATION STATEMENT
                                UNDER
                        THE SECURITIES ACT OF 1933
                           _____________________

                               INDENET, INC.
          (Exact Name of Registrant as Specified in its Charter)


           Delaware                           68-0158367
(State or Other Jurisdiction of         (IRS Employer
Incorporation or Organization)          Identification Number)


                      16000 Ventura Blvd., Suite 700
                         Encino, California 91436
                     (818) 461-8525/FAX (818) 461-8531
            (Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)
                           _____________________

               RICHARD J. PARENT, Chief Financial Officer
                               INDENET, INC.
                      16000 Ventura Blvd., Suite 700
                         Encino, California 91436
                     (818) 461-8525/FAX (818) 461-8531
         (Name, Address, including Zip Code, and Telephone
          Number, including Area Code, of Agent for Service)
                           ____________________
                       Copies of Communications to:

                          Roger V. Davidson, Esq.
                             Nicole A. Elias, Esq.
                            Cohen Brame & Smith
                         Professional Corporation
                      1700 Lincoln Street, Suite 1800
                          Denver, Colorado  80203
                              (303) 837-8800
Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.
                        __________________________


     If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


Title of each Class of             Common Stock, $0.001 par value
Securities being Registered

Amount being                       392,452 Shares (1)
Registered

Proposed                           $2.50 (2)(3)
Maximum Offering
Price Per Share

Proposed Maximum                   $981,130
Aggregate Offering
Price

Amount of                          $ -0- (4)
Registration Fee

               Total. . . . . . .  $-0- (4)


(1) This registration statement covers an additional indeterminate number of shares of Common Stock which may be issued in accordance with Rule 416.

(2)  Closing price on the NASDAQ Stock Market on July 28, 1997.

(3) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(a).

(4)  Registration Fee of $1,008.69 paid with initial filing.

                           _____________________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                PROSPECTUS

                       SELLING SHAREHOLDER OFFERING

                               IndeNet, Inc.

                       $.001 Par Value Common Stock


The Company is registering 392,452 shares of $.001 par value common stock ("Common Stock") from the conversion of 216,667 shares of Series B Preferred Stock previously owned by InterEquity Capital Partners, L.P. ("InterEquity" or the "Selling Shareholder"). The shares offered hereby are being sold for the accounts of InterEquity and the Company will not receive any proceeds from the sale of shares by InterEquity. The Common Stock is traded on the Nasdaq Stock Market ("Nasdaq") under the trading symbol "INDE." The reported closing price on Nasdaq on July 18, 1997 was $2.50 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THERE ARE CERTAIN RISKS INVOLVED WITH THE OWNERSHIP OF THE
COMPANY'S SECURITIES, INCLUDING RISKS RELATED TO ITS BUSINESS AND
THE MARKETS FOR ITS SECURITIES.  (SEE "RISK FACTORS".)

     The Company, pursuant to an agreement with the Selling Shareholder, has agreed to pay substantially all of the expenses of any offering and sale hereunder (not including commissions and discounts of underwriters, dealers or agents), estimated to be $9,500.

     The Securities will be sold directly, through agents, underwriters, or dealers as designated from time to time, or through a combination of such methods on terms to be determined at the time of sale, at market prices obtainable at the time of sale or otherwise in privately negotiated transactions at prices determined by negotiation.

     The date of this Prospectus is July 28, 1997.

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference to this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, InterEquity or any underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, DC 20006. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3/A (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (file number 0-18034) are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB and Form 10-
KSB/A for the year ended March 31, 1997.

     (2) The Company's Registration Statement on Form 8-A filed
October 12, 1989 (File No. 0-18034), as amended.

     (3) The Company's Report on Form 8-K for the event on April
4, 1997.

     (4) The Company's Report on Form 8-K for the event on
July 18, 1997.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document (which is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: IndeNet, Inc., 16000 Ventura Blvd., Suite 700, Encino, California 91436,
(818) 461-8525.


              PROSPECTUS SUMMARY

     The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in the Prospectus, the March 31, 1997 Form 10-KSB and Form 10-KSB/A, as well as the other documents referred to herein under "Incorporation of Certain Documents by Reference." As used in this Prospectus, the term "the Company" refers to IndeNet, Inc. and its subsidiaries, unless otherwise stated or indicated by the context.

The Company

     IndeNet, Inc. was originally founded as a Colorado corporation on April 4, 1988 and was re-organized under the laws of the State of Delaware on July 17, 1995. The Company's operations serviced the media and communications industries. Effective October 31, 1993, the Registrant sold all of its operating assets. Management's intent was to transition into a new line of business utilizing the proceeds from the sale. Completion of the asset sale resulted in a company with approximately $5.8 million in cash and notes receivable, liabilities of approximately $1.5 million, and shareholders' equity of $4.3 million. At December 31, 1994, the Registrant's asset base consisted primarily of cash and promissory notes relating to the aforementioned sale of its operating assets. Effective February 3, 1995, the Company acquired Mediatech, Inc., which became the principal operating subsidiary of the Company. On November 27, 1995, the Company acquired 66.67% of Channelmatic, Inc. ("Channelmatic") and on February 7, 1996 it completed the acquisition of Starcom Television Services, Inc. ("Starcom"). On May 16, 1996, the Company acquired Cable Computerized Management Systems, Inc. ("CCMS") through a merger and on May 24, 1996, the Company acquired Enterprise Systems Group Limited ("Enterprise") through a Stock Purchase Agreement. The Company continues to seek other business combinations.

     Earlier this year, the Company merged its Starcom and Mediatech subsidiaries into Starcom Mediatech, Inc., a Delaware corporation ("Starcom/Mediatech"). The merger was part of management's plan to begin consolidating its five subsidiaries into an integrated single-source vendor to companies in the television advertising industry. On March 24, 1997, the Company sold its 66.67% interest in Channelmatic to LIMT Local Insertion Media Technology AB, a Swedish corporation ("LIMT") for $10.91 million. The total consideration consisted of (i) $5.25 million in cash; (ii) 237,000 shares of LIMT's shares of capital stock;
(iii) LIMT's Convertible Subordinated Debenture, dated May 1, 1997, in the amount of SEK (Swedish Krona) 10,697,500 ("Note 1"); and (iv) LIMT's Subordinated Debenture, dated May 1, 1997, in the principal amount of SEK 10,696,494 ("Note 2"). Based on the conversion rate in effect between the United States dollar and SEK, Note 1 and Note 2 had an aggregate principal balance of U.S. $2.8 million at the time of sale. The 237,700 shares of LIMT stock was valued at $2.84 million, which management believes is its fair value. The two notes bear interest at a rate of 5.5% per annum, with interest payable quarterly.

     On July 18, 1997, the Company sold all of the issued and outstanding shares of capital stock of Starcom/Mediatech to Digital Generation Systems, Inc., a California corporation ("Digital"). Starcom/Mediatech was a wholly owned subsidiary of the Company engaged in the business of duplicating and distributing television and radio commercials in the United States. Digital is not affiliated with the Company, and the consideration paid by Digital in the transaction was established in arms'-length negotiations. The consideration paid by Digital for the Starcom/Mediatech shares consisted of the following: (i) $13,988,730 in cash; (ii) 324,355 shares of Digital Common Stock valued at $1,600,000; (iii) Digital Subordinated Promissory Note, dated July 18, 1997 ("Subordinated Note"), in the principal amount of $2,243,806.34; and (iv) assumption of an aggregate of $2,206,193.66 owed by the Registrant to Thomas H. Baur, Chairman and Chief Executive Officer of Starcom/Mediatech and a director and stockholder of the Company. The Subordinated Note bears interest at 9% per annum and is payable in 13 equal quarterly installments of principal and interest, commencing on October 1, 1997. All unpaid principal and accrued interest on the Subordinated Note is due and payable on October 1, 2001. Digital provides electronic distribution services to the broadcast industry.

     The Company's new strategy is to be a leader in providing information technology to broadcast and cable television stations. The Company's television station services are provided by Enterprise and CCMS. Enterprise and CCMS design, develop and distribute traffic, billing, revenue and program management software products for television stations and cable operators. The Company currently provides its software products to over 140 domestic broadcast television and radio stations, and to a total of over 70 broadcast television stations located in the United Kingdom, Western Europe, New Zealand, Australia, Southeast Asia and South Africa. The Company has also installed approximately 240 traffic and billing software systems for cable advertisers, primarily in the U.S. As of March 31, 1997, Enterprise and CCMS jointly have a backlog of over $75 million, most of which consists of software licensing and out-sourcing agreements having an average life of five years. To date, most of the Company's broadcast television station clients have consisted of larger stations in the larger metropolitan markets. The Company's strategy is to leverage its existing technology, its client base and its reputation to aggressively pursue additional television broadcast clients. In addition, the Company also intends to expand its client base into smaller broadcast stations with its CCMS products.

Products for Broadcast Television and Radio Stations

     (a) Traffic and Billing Management Software Systems. The Company's traffic and billing management software systems for broadcast television and radio stations are designed to provide flexibility and support for television management. The systems incorporate a comprehensive set of programs which provide the user with information on a range of areas, including sales orders, program scheduling, financial data, transmission logs, invoicing, credit and collections. The systems can be configured to handle a variety of operations including individual operations, full networks and multichannel environments.

     The Company's software systems enable television and radio stations' sales teams to identify the inventory of available advertising spots and support their sales initiatives using sales history, external market research (for example, ratings data obtained from A.C. Nielsen Company) and pricing data.

     (b) Program Management Software Systems. The Company's program management software systems for broadcast television and radio stations give customers complete control with respect to their inventory of feature films, syndicated series, cartoons, specials and other programs. The systems provide customers with extensive search capabilities, leading to better management of programming decisions. Examples of these capabilities include searches for a particular actor or theme and searches based on past ratings or last play date. The systems also provide information which can assist customers in purchasing programming. Other features of the systems include monthly amortization forecasting, comparison of program revenue with the amortized cost of the program and cash requirements reporting.

     (c) Revenue Management Systems. Systems place the inventory of airtime in a station's sales system, rather than in the traffic system. This enables customers to manipulate their inventory from a sales prospective. In addition to traffic and billing functions, the Landmark system also incorporates the following features: Yield Management, Deal Management, Audience Research and Sales Information Base.

Products for Cable Television

     The principal product offered by the Company to its cable industry clients is the Ad Manager 20/20 System, a traffic management, billing and sales management system designed to manage all activities of the advertising sales operation. The system is designed to incorporate the information contained within a client's advertising contracts, as well as the advertising spots associated with each contract and the network programs within which spots are to be scheduled. The Ad Manager can handle up to 5,000 contracts at any one time. The Company offers a single-user version of the system, as well as a multi-user version to allow for access by multiple users simultaneously. Certain of the features of the Company's systems include (i) automatic or manual scheduling of advertising spot data, according to specific client requirements; (ii) maintenance of client advertising insertion tape libraries and assistance with tape editing procedures; (iii) generation of an advertising insertion schedule and (iv) automatic reconciliation of advertising spots that have aired, and the automatic scheduling of "make-goods" for spots that were missed.

     In order to keep pace with the rapidly evolving needs of the cable advertising industry, the Company recently introduced
Novar, the next generation traffic and billing system for the television industry.

The Offering

Common Shares Outstanding Prior to,
the Offering and the Conversion of the
InterEquity Preferred Series B Stock .  .  .  .  .  . 17,181,064

Shares Issued on Conversion of the
InterEquity Preferred Series B Stock.  .  .  .  .  .  .  392,452

Nasdaq Stock Market Symbol.  .  .  .  .  .  .  .  .  .  .  .INDE


                RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following factors:

     1. Short Operating History; Operating Losses. Prior to the acquisition of Mediatech in February 1995, IndeNet had no operating business or revenue. From February 1995 through November 1995, Mediatech was IndeNet's sole business and sole source of revenue. From November 1995 to May 1996, IndeNet acquired four other subsidiaries, but recently sold Mediatech/Starcom and Channelmatic. Although the remaining two subsidiaries that IndeNet now owns are established companies with lengthy operating histories, IndeNet has very little history in operating these companies.

          IndeNet has experienced net losses during each of its last two fiscal years. The net operating losses for the fiscal year ended March 31, 1997 was $27,700,000, which includes special charges of $18,400,000. The Company believes that its sale of Channelmatic and Starcom/Mediatech will allow the Company to operate profitably in the future, but achieving such profitability will be dependent upon numerous factors, including most importantly the Company's ability to maintain and grow its share of the market for software solutions for broadcast and cable television stations.

          In addition, as a result of the acquisitions of subsidiaries, as of March 31, 1997 the Company has approximately $6.8 million of goodwill on its balance sheet as of March 31, 1997. Goodwill is amortized over 20 years, but has been reduced by the subsequent sale of Starcom/Mediatech. In addition, the Company has a customer list asset of $14.2 million which is amortized over 15 years. The amortization of goodwill and customer list will result in annual charges against earnings (if any) of approximately $1.2 million per year. Any future acquisitions by the Company will likely further increase the amount of goodwill that the Company will have to take as a charge against any future earnings. There can be no assurance that the value of such goodwill or customer list will ever be realized by the Company or that the Company will achieve profitability in any future period.

     2. Competition. Competition in the information technology business is intense. The Company competes in its business with numerous competitors and potential competitors, many of whom are substantially larger in size and have greater financial, technical, marketing, customer service and other resources available than the Company. Other companies which are not current competitors have technological capabilities or other resources that would allow them to develop alternative products or provide alternative services which could compete directly with the Company's products and services.

          The Company's principal competitor is Columbine/JDS, Inc., a provider of traffic and billing management systems. The Company also competes to a limited extent with the internal data processing departments of television and radio stations, to the extent such departments generate traffic and billing systems in-house.

     3. Risks Associated with Technology. The Company's future success and its ability to remain competitive will depend in significant part upon the technological quality of its products and processes relative to those of its competitors and its ability both to develop new and enhanced products and services and to introduce such products and processes at competitive prices and in a timely and cost-effective manner. All of the Company's current operations are subject to rapid technological changes. No assurance can be given that the Company will be able to develop new and enhanced products and services at competitive prices and in a timely manner.

          The markets for the Company's software products are characterized by evolving industry standards, rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new product introductions. The Company's future success will depend at least in part upon its ability to continually enhance its traffic and billing, revenue management and other program management software products, and to develop and introduce new software products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. The Company will be required to continue to invest in research and development to attempt to maintain and enhance in its existing technologies and products, and there can be no assurance that it will have the funds available to do so. Furthermore, new or enhanced products offered by the Company may contain defects when they are first introduced or released. There can be no assurance that, despite the Company's quality control testing, defects will not be found in new products and product enhancements after commencement of commercial shipments resulting in delays in or loss of market acceptance.

     4. Future Operation; Risks Associated with Possible Future Acquisitions. The Company believes the television advertising industry is undergoing dramatic changes due to rapidly evolving technologies and changing market demands, particularly the demand for more efficient integrated management functions. The Company is attempting to anticipate the future needs of the industry by developing products and services to meet these needs. In addition, the Company's plan is to acquire existing companies in this industry and to convert or integrate such companies' existing operations and products to meet this anticipated demand. No assurance can be given that the Company has correctly predicted the future needs of the industry or that its new products or services will meet the evolving needs of the industry. Furthermore, no assurance can be given that the Company will be able to acquire companies that it believes are necessary to meet the anticipated need for integrated management solutions, or if such acquisitions occur, that any or all of them will enhance the consolidated financial position or operating performance of the Company. If the changes in the industry do not occur as anticipated by the Company or at such time as anticipated by the Company, the Company's future success would be materially and adversely affected.

          The consideration to be paid by the Company for any potential future acquisitions may involve cash, notes and/or a significant number of shares of Common Stock, depending on the size of the acquisition. Although the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. The Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and in establishing the terms of any such future acquisitions. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations, and stockholders will most likely not have an opportunity to consider or approve the transactions.

     5. Substantial Indebtedness; Working Capital Deficit. At March 31, 1997, IndeNet had total consolidated liabilities of approximately $35.1 million, of which $29.3 million was current. There are certain limitations on the ability of the Company's subsidiaries to use their individual resources for the payment of the parent corporation's obligations. Claims of the creditors of IndeNet's subsidiaries may have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of IndeNet. To the extent the parent company's obligations cannot be paid from resources available for such purpose, the Company must find alternative sources to pay these revenues. There can be no assurance that such alternative sources will be available.

          At March 31, 1997, the Company had a working capital deficit of $12.5 million. As a result of the sale of Starcom/Mediatech, the Company's working capital position has improved substantially. Also as a result of that sale, the Company believes cash flow from operations will improve over the next twelve months. If the Company's were to experience a shortage of working capital, it would, if necessary, attempt to liquidate certain long-term assets for cash and liquidate certain liabilities with the Company's Common Stock. The Company also believes it could raise additional funds through a private placement of equity securities. The Company believes it will be successful in its plans to meet cash requirements over the next twelve months. However, there can be no assurances that the Company will meet its cash requirements with existing resources or be successful in raising additional financing.

     6. Protection of Patent, Trademarks, Copyrights and Other Proprietary Information. The Company considers its patents, trademarks, copyrights, tradenames and know-how to be of value and important to its business. The Company relies on a combination of patent, trade secret, copyright and trademark laws and confidentiality and other arrangements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information and such protection may not preclude competitors from developing products and services similar to those of the Company.

     7. Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. The former Chief Executive Officer of the Company recently resigned, and such resignation could have an adverse effect on the continuity of the Company's operations. The competition for qualified personnel is intense, and the loss of any such persons or the inability to recruit additional key personnel in a timely manner could adversely affect the Company. Although the Company has entered into multi-year employment agreements with its principal executives and with most of the key officers of its subsidiaries, there can be no assurance that the Company will be able to continue to attract and retain qualified management, sales and technical personnel for the development of its business. The Company does not maintain key man life insurance on the lives of its key personnel.

     8.  Effect of Certain Selling Shareholders' Sales.   INDE
has on file additional effective registration statements in which it has registered, for offer and sale, up to 11,492,364 shares of Common Stock, some of whom are or were for officers and directors of INDE. These other shareholders may concurrently elect to sell their shares into the public market, which could have a depressing or overhanging effect on the market price for the securities offered by this Prospectus.

     9.  Dividends.  No dividends have been paid on the Common
Stock since INDE's inception and none are contemplated at any time in the foreseeable future.


               USE OF PROCEEDS

     All of the proceeds to be realized from this Offering will be paid to InterEquity. The Company will not receive any of such proceeds.



              SELLING SHAREHOLDERS

     The following table shows for InterEquity, (i) the number of shares of Common Stock beneficially owned by it as of July 28, 1997, (ii) the number of Shares covered by this Prospectus, and
(iii) the number of Shares to be retained after this Offering, if any.


Selling                                       InterEquity
Shareholder                                   Capital
                                              Partners, L.P.

Common Stock
Beneficially Owned
Prior to the
Offering                                    555,038 shares(1)

Common Stock
Covered by This
Prospectus                                   392,452 shares

Common Stock
Retained
Subsequent to
This Offering(2)                             162,586 shares(1)


_________________

(1) Includes 162,586 shares of Common Stock underlying currently exercisable warrants.

(2) The Selling Shareholder will own less than one percent of the issued and outstanding Common Stock after the Offering.

     InterEquity had no material relationship with the Company during the past three years other than its arms'-length investments in the Company.

     Information set forth in the tables regarding the securities owned by each Selling Shareholder is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Shareholder and/or available to the Company through its stock transfer records.

                           PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby (the "Shares") may be sold by InterEquity or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made in the over-the-counter market through the Nasdaq Stock Market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of Shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by the Selling Shareholder.

     The securities covered by this Prospectus may in the future also be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exemption from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least one year from original issuance, and such securities are sold in strict compliance with Rule 144 "Manner of Sale" requirements and maximum number of shares requirements. The Company will not receive any portion of the proceeds of the securities sold by InterEquity. There is no assurance that InterEquity will sell any or all of the Shares offered hereby.

     InterEquity has been advised by the Company that during the time it is engaged in distribution of the securities covered by this Prospectus, it must comply with Rules 10b-5 and 10b-6 under the Exchange Act, as amended, and pursuant thereto: (i) it must not engage in any stabilization activity in connection with the Company's securities; (ii) it must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) it must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. The Company has agreed to indemnify InterEquity against certain liabilities, including certain liabilities under the Securities Act, and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to extent permitted by law.


                LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby have been passed upon for the Company by Cohen Brame & Smith Professional Corporation, Denver, Colorado. Roger V. Davidson, a shareholder of the firm is a former Director of the Company.

                 EXPERTS

     The Company's consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

                            Total

Total Registration Fee Under
 Securities Act of 1933.  .  .  .  .  .  .  .  .  .  $1,008.69
Printing and Engraving .  .  .  .  .  .  .  .  .  .  .  200.00*
Accounting Fees and Expenses .  .  .  .  .  .  .  .  .3,000.00*
Legal Fees and Expenses.  .  .  .  .  .  .  .  .  .  .3,000.00*
Blue Sky Fees and Expenses
 (including related legal fees) .  .  .  .  .  .  .  .  500.00*
Transfer Agent Fees .  .  .  .  .  .  .  .  .  .  .  .1,000.00*
Miscellaneous .  .  .  .  .  .  .  .  .  .  .  .  .  .  992.10

     Total .  .  .  .  .  .  .  .  .  .  .  .  .  .  $9,500.00

*Estimated


Item 15.  Indemnification of Directors and Officers.

     Article X of Company's Certificate of Incorporation provides that the Company may indemnify each director, officer and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company in the same manner as is provided by the laws of the State of Delaware as summarized below.

     The Delaware General Corporation Law gives each corporation the power to indemnify against liability any current or former directors, officers, employees and agents. Del. Gen. Corp. Law
Section 145. As provided in section 145, a director must show that (1) he conducted himself in good faith, (2) that his conduct was not opposed to the corporation's best interests, or if acting in his official capacity, that his conduct was in the corporation's best interests and (3) that in a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law also gives each corporation the power to eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless the breach of fiduciary duty involves breach of loyalty to the corporation or its shareholders, acts or omissions involving intentional misconduct or a knowing violation of law, acts specified in sections 172 and 174 (improper distribution of assets, dividends or share repurchase) or any transaction whereby the director derived an improper personal benefit. Del. Gen. Corp. Law section 102(b)(7).

Item 16.  Exhibits

     The following Exhibits are filed as part of this Form S-3
Registration Statement pursuant to Item 601 of Regulation S-B by incorporation by reference to other filings:

     3.1  IndeNet, Inc. Certificate of Incorporation
          (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-3/File No. 333-1205.)

     3.2  IndeNet, Inc. Bylaws (Incorporated by reference to
          Exhibit 3.2 of the Registration Statement on Form
          S-3/File No. 333-1205.)

     4.1  Certificate of Designation of Series A Preferred Stock
          (Incorporated by reference to Exhibit 4.1 of Registration Statement on Form S-3/File No. 333-1205.)

     5.1  Opinion of Cohen Brame & Smith Professional
          Corporation*

     10.1 Mediatech Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 of Registration Statement on Form S-3/File No. 333-1205.)

     10.2 Channelmatic Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 and 10.2 to Form 8-K dated December 12, 1995.)

     10.3 Starcom Stock Exchange Agreement (Incorporated by reference to Exhibit II to the Form 10-QSB dated
          December 31, 1995.)

     10.4 Robert Lautz Employment Agreement (Incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-3/File No. 333-1205.)

     10.5 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)

     10.6 Note Purchase Agreement (Incorporated by reference to Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

     10.7 Cable Computerized Management Systems Agreement and
          Plan of Merger (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 16, 1996.)

     10.8 Enterprise System Group Ltd. Share Purchase Agreement
          (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 24, 1996.)

     10.9 Certificate of Designation of Series C Preferred Stock
          (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 24, 1996.)

     10.10     Channelmatic Stock Purchase Agreement and First
               Amendment (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated March 24, 1997.)

     10.11     Starcom/Mediatech Stock Purchase Agreement
               (Incorporated by reference to Exhibit 10.1 to Report on Form 8-K for event dated July 18, 1997.)

     10.12     Subordinated Promissory Note of Digital Generation
               Systems, Inc. (Incorporated by reference to Exhibit 10.2 to Report on Form 8-K for event dated
               July 18, 1997.)

     23.1 Consent of Cohen Brame & Smith, Professional
          Corporation (included in Exhibit 5.1 above.)

     23.2 Consent of BDO Seidman, LLP*
 _________________
*  Filed herewith.



Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated be reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Form S-3/A Registration Statement, to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 8th day of August, 1997.

               INDENET, INC.


               /s/ Richard J. Parent

               By: Richard J. Parent
               Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Form S-3/A Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title               Date

/s/ Andre A. Blay             Chairman of the     Aug. 8, 1997
Andre A. Blay                 Board, Chief
                              Executive Officer
                              and Director


/s/ Thomas H.  Baur           Director            Aug. 8, 1997
Thomas H.  Baur



/s/ Richard J. Parent         Chief Financial     Aug. 8, 1997
Richard J. Parent             Officer and
                              Secretary


/s/ William B.  Kunkel        Director            Aug. 8, 1997
William B.  Kunkel

/s/ Cary S.  Fitchey          Director            Aug. 8, 1997
Cary S.  Fitchey

/s/ Richard L. Schleufer      Director            Aug. 8, 1997
Richard L. Schleufer

/s/ H. Bradley Eden           Director            Aug. 8, 1997
H. Bradley Eden

                                   SEC File Nos.  333-8531
                                                  0-18034


          SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C.